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                                                                    Exhibit 23.1

Accountants and                                      [LOGO OF GRANT THORNTON
Management Consultants                                APPEARS HERE]

The US Member Firm of
Grant Thornton International


Consent of Independent Certified Public Accountants

We have issued our report dated February 24, 1998, accompanying the financial statements of Creditrust Corporation contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

Vienna, Virginia
January 20, 1999


Suite 375
2070 Chain Bridge Road
Vienna, VA 22182-2536
Tel: 703 847-7500
Fax: 703 848-9580